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                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549
                                                     ----------------------------

                                                              SCHEDULE TO

                                       TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                                                OF THE SECURITIES EXCHANGE ACT OF 1934
                                                           (Amendment No. 6)
                                                         ---------------------

                                                                AVIRON
                                                  (Name of Subject Company (Issuer))
                                                     ----------------------------

                                                          APPLE MERGER CORP.
                                                            MEDIMMUNE, INC.
                                                               (Offeror)

                           (Names of Filing Persons (identifying status as offeror, issuer or other person))

                                               Common Stock, Par Value $0.001 Per Share
                                                      Including Associated Rights
                                                    (Title of Class of Securities)

                                                              0537 62100
                                                 (CUSIP Number of Class of Securities)

                                                             DAVID M. MOTT
                                               CHIEF EXECUTIVE OFFICER AND VICE CHAIRMAN
                                                       35 WEST WATKINS MILL RD.
                                                        GAITHERSBURG, MD 20878
                                                            (301) 417-0770
                             (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                                            and Communications on Behalf of filing persons)
                                                     ----------------------------

                                                              Copies to:

                                Frederick W. Kanner                           Peter F. Kerman
                                 Richard D. Pritz                             Latham & Watkins
                               Dewey Ballantine LLP                        135 Commonwealth Drive
                            1301 Avenue of the Americas                     Menlo Park, CA 94205
                                New York, NY 10019                             (650) 328-4600
                                  (212) 259-8000

 Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  / /

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         This Amendment amends and supplements the Tender Offer Statement on Schedule TO (as amended, the "Schedule TO") initially filed on December 10, 2001 by MedImmune Inc., a Delaware corporation ("Parent"), and Apple Merger Corp., Delaware corporation
("Sub") and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by Sub to exchange 1.075 shares of common stock, par value $0.01 per share, of Parent for each outstanding share of common stock, par value $0.001 per share, of Aviron, a
Delaware corporation (the "Company"), including the associated rights to purchase common stock, upon the terms and subject to the conditions set forth in the Prospectus dated January 3, 2002 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Schedule
TO.

         The information set forth in Exhibit (a)(12) is incorporated herein by reference.

ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 12 of the Schedule TO is hereby amended and supplemented to include the following exhibit:

         (a)(12)           Press Release issued by Parent on January 10, 2002 (incorporated by reference to the filing by Parent under Rule 425 on January 10, 2002).

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2002

                                                              MEDIMMUNE, INC.

                                                              By: /s/ David M. Mott
                                                                  Name: David M. Mott
                                                                  Title: Chief Executive Officer

                                                              APPLE MERGER CORP.

                                                              By: /s/ David M. Mott
                                                                  Name: David M. Mott
                                                                  Title: Chief Executive Officer

                                                             EXHIBIT INDEX

EXHIBIT NO.
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(a)(1)                     Prospectus dated January 3, 2002 (incorporated by reference to Amendment No. 1 to Parent's Registration
                           Statement on Form S-4 filed on January 3, 2002).

(a)(2)                     Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Parent's Registration
                           Statement on Form S-4 filed on December  10, 2001).

(a)(3)                     Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Parent's Registration
                           Statement on Form S-4 filed on December  10, 2001).

(a)(4)                     Form of Letter from the Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                           Nominees (incorporated by reference to exhibit 99.3 to Parent's Registration Statement on Form S-4 filed on December  10, 2001).

(a)(5)                     Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients
                           (incorporated by reference to exhibit 99.6 to Parent's Registration Statement on Form S-4 filed on
                           December  10, 2001).

(a)(6)                     Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
                           (incorporated by reference to exhibit 99.5 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(a)(7)                     Press Release issued by Parent on December 3, 2001 (incorporated by reference to the filing by Parent under Rule 425 on December 3, 2001).

(a)(8)                     Summary Advertisement as published in The Wall Street Journal on December 11, 2001 (incorporated by reference to the filing by Parent under Rule 425 on December 11, 2001).

(a)(9)                     Press Release issued by Parent on December 21, 2001 (incorporated by reference to the filing by Parent under Rule 425 on December 21, 2001).

(a)(10)                    Press Release issued by Parent on January 4, 2002 (incorporated by reference to the filing by Parent under Rule 425 on January 4, 2002).

(a)(11)                    Press Release issued by Parent on January 9, 2002 (incorporated by reference to the filing by Parent under Rule 425 on January 9, 2002).

(a)(12)*                   Press Release issued by Parent on January 10, 2002 (incorporated by reference to the filing by Parent under Rule 425 on January 10, 2002).

(b)                        None.

(d)(1)                     Agreement and Plan of Merger, dated as of December 2, 2001, among Parent, Sub and the Company
                           (incorporated by reference to exhibit 2.1 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(d)(2)                     Confidentiality Agreement, dated October 10, 2001, between Parent and the Company.

(g)                        None.

(h)(1)                     Tax opinion of Dewey Ballantine LLP (incorporated by reference to exhibit 8.1 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(h)(2)                     Tax opinion of Latham & Watkins (incorporated by reference to exhibit 8.2 to Parent's Registration
                           Statement  on Form S-4 filed on December 10, 2001).
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* Filed herewith.  All other exhibits previously filed.